Exhibit 10.31(b)

ENSYSCE BIOSCIENCES, INC.

AMENDED AND RESTATED 2021 OMNIBUS INCENTIVE PLAN

STOCK OPTION GRANT NOTICE AND

AWARD AGREEMENT

Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Amended and Restated Omnibus Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”) an option to purchase the number of shares of Common Stock (the “Shares”) set forth below (the “Option”). The Option described in this Stock Option Grant Notice (the “Grant Notice”) is subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Grant Notice and the Agreement will have the meanings defined in the Plan.

Participant:	David J. Kovacs

Grant Date:	February 14, 2022

Exercise Price Per Share:	$6.28

Total Number of Shares Subject to Option:	500,000

Expiration Date:	February 14, 2032

Type of Option:	☐ Incentive Stock Option (to the extent permitted by 422(d) of the Code)

☒ Non-Qualified Stock Option

Vesting Schedule:	Immediately vested

Termination:	This Option does not terminate and need not be exercised upon Participant ceasing to be engaged as a consultant to the Company but shall remain exercisable through the Expiration Date.

[Signature Page to Follow]

By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

ENSYSCE BIOSCIENCES, INC.		PARTICIPANT

/s/ David Humphrey		/s/ David J. Kovacs
Name:	David Humphrey	Name:	David J. Kovacs
Title:	Chief Financial Officer

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EXHIBIT A

TO STOCK OPTION GRANT NOTICE

AWARD AGREEMENT

1. Award of Option. Effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the Option to purchase part or all of the aggregate number of Shares set forth in the Grant Notice, subject to the terms and conditions set forth in the Grant Notice, the Plan and this Agreement.

2. Term of Option. The Option may not be exercised later than the Expiration Date set forth in the Grant Notice, subject to earlier termination in accordance with the Plan and this Agreement.

3. Option Exercise Price. The exercise price per Share of the Option (the “Exercise Price”) is set forth in the Grant Notice.

4. Vesting and Exercise of Option. Subject to the continued service of Participant with the Company through the relevant vesting dates, the Option shall become vested and exercisable in such amounts and at such times as set forth in the Grant Notice. In addition:

a. Effect of Termination of Service on the Option. Unless otherwise provided in the Grant Notice, this Agreement or any written employment agreement between Participant and the Company that expressly addresses treatment of stock option grants under the Plan, the termination or survival of the Option upon the Termination of Participant will be determined in accordance with Section

6.4 of the Plan.

b. Service with Affiliates. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

c. Method of Exercise. Participant may exercise the Option only to the extent it is vested. To exercise the Option, Participant must give written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased, accompanied by payment in full of the aggregate Exercise Price in accordance with Section 6.3(d) of the Plan. Such notice must specify the date (not to exceed more than ninety (90) days after the date of such notice) on which the shares will be purchased and be accompanied by any further documents or instruments the Company deems necessary or desirable to carry out the purposes or intent of this Agreement.

d. Partial Exercise. The Option may be exercised in whole or in part, provided, however, that the minimum number of Shares with respect to which the Option may be exercised is one hundred (100). If less than one hundred (100) Shares remain outstanding under the Option at any time, the Option may only be exercised in whole. Any exercise may apply only with a whole number of Shares.

e. Conditions of Exercise. The Option may not be exercised, and any purported exercise will be void, if the issuance of Shares upon such exercise would constitute a violation of any law, regulation, or exchange listing requirement. The Committee may from time to time modify the terms of the Option or impose additional conditions on the exercise of the Option as it deems necessary or appropriate to facilitate compliance with any law, regulation or exchange listing requirement.

f. Rights as Stockholder. The Option will not confer upon Participant any of the rights or privileges of a stockholder in the Company unless and until Participant is issued Shares following Participant’s exercise of the Option.

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5. Non-Transferability of Option. Participant may not anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer the Option other than by will or by the laws of descent and distribution. The Option shall be exercisable, during Participant’s lifetime, only by Participant.

6. Adjustments. The Exercise Price, as well as the number and kind of shares subject to the Option, are subject to adjustment in accordance with Section 4.2 of the Plan.

7. No Continuation of Service. Neither the Plan nor this Agreement will confer upon Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge Participant at any time, for any reason.

8. Withholding.

a. Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items owed by Participant is and remains Participant’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option or the subsequent sale of Shares acquired upon exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items.

b. Prior to exercise of the Option, Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, Participant authorizes the Company to withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company or from proceeds of the sale of the Shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of Shares that Participant acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold Shares otherwise issuable upon exercise of the Option, provided that the Company only withholds the amount of Shares necessary to satisfy the withholding amount (not to exceed maximum statutory rates). Finally, Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver Shares upon exercise of the Option if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this Section 8.

9. The Plan. A prospectus describing the Plan has been furnished to Participant. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. Pursuant to the Plan, the Committee is authorized to construe and interpret the terms and provisions of the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems necessary to carry the Plan into effect. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice or this Agreement.

10. Company Policies. Participant agrees, in consideration for the grant of the Option, to be subject to any policies by the Company and its Affiliates regarding compensation recapture (i.e., clawbacks), securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.

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11. Entire Agreement. The Grant Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.

12. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without Participant’s consent, if the amendment does not impair Participant’s rights hereunder or as otherwise permitted in Section 4.e above.

13. Governing Law. This Agreement will be construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

14. Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

15. Incentive Stock Options.

a. If the Option is designated as an Incentive Stock Option, Participant acknowledges that nonetheless a portion of the Option may not qualify (or may cease to qualify) as an “incentive stock option” under the Code due to limitations set forth in Section 422(d) of the Code or otherwise. To the extent the Option does not qualify for treatment as an “incentive stock option” under the Code, it will be treated as a Non-Qualified Stock Option. The Company does not guarantee any particular tax treatment for the Option or the Shares subject to the Option.

b. If the Option is designed as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under the Option, if such disposition or transfer is made (i) within two years from the Grant Date, or (ii) within one year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

16. Electronic Delivery of Documents. Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to Participant a paper copy of any document also delivered to Participant electronically. The authorization described in this paragraph may be revoked by Participant at any time by written notice to the Company.

17. Further Assurances. Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

18. Restrictive Covenants. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that Participant has materially breached any employment-related covenants, the Company will be entitled to cause any unvested portion of the Option to be immediately cancelled without any payment of consideration by the Company.

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